Bond Purchase, L.L.C.
                                 104 Armour Road
                        North Kansas City, Missouri 64116


                                                                    June 2, 2001

                                 Did you know...

Dear Fellow Limited Partner:

As a unitholder in Real Estate Associates Limited III ("REAL III"), you are a participant in a lawsuit filed on behalf of all unitholders of REAL III in United States District Court, Central District of California. Four of your fellow unitholders initiated this lawsuit on August 27, 1998, in connection with the sale of 20 of the 32 underlying assets of REAL III by NAPICO to a NAPICO affiliate. Bond Purchase, L.L.C. is NOT a party to this lawsuit, other than as a unitholder such as yourself.

The defendants in the suit are: NAPICO, Alan J. Casden, Charles H. Boxenbaum and others. The lawsuit alleges violations of Section 14(a) of the Securities and Exchange Act of 1934, a breach of fiduciary duty and breach of trust by the defendants - NAPICO and others.

                                   -- TAXES --

The complaint alleges, as a result of the sale by NAPICO of the 20 local limited partnerships to their affiliated REIT, unitholders' tax liability resulting from the transaction would be as much as $1,140 more per unit than the cash distributed by REAL III.

The complaint further alleges that the tax liability was a direct result of the managing general partner of the local limited partnerships:

o        NOT OBTAINING AN INDEPENDANT MARKET VALUATION;

o        NOT SEEKING TO OBTAIN OFFERS FROM UNAFFILIATED THIRD PARTIES;

o MISLEADING LIMITED PARTNERS BY SUGGESTING THAT THIRD PARTIES WOULD NOT BE INTERESTED IN BIDDING; and

o        NOT INCLUDING RESERVES  AND  OTHER  ASSETS  HELD BY  THE LOCAL  LIMITED
         PARTNERSHIPS.

NAPICO has claimed that our plan to sell the remaining Partnership assets may cause the limited partners to incur significant tax liabilities. However,
Section 9.3(d) of the Partnership  Agreement  states the  "Partnership  WILL NOT
SELL any Project or Project Interest except pursuant to exempted sales to qualified tenant groups, if the cash proceeds would be less than the taxes at the then maximum state and federal tax rates..."(emphasis added). WE WILL COMPLY WITH THE PARTNERSHIP AGREEMENT. Given NAPICO's record of violating the Partnership Agreement by not allowing Bond Purchase, L.L.C. access to the books and records as recently as May 24, 2001, we have ongoing concerns that if NAPICO is allowed to remain as the general partner, there can be no assurances that any future sales of Partnership assets by NAPICO will adhere to this provision in the Partnership Agreement.

               -- MATERIALLY FALSE AND MISLEADING SOLICITATIONS--

The complaint further lists alleged Materially False and Misleading statements because NAPICO:

o        omitted reserves held by the local limited partnerships;

o        omitted the value of the management fees;

o        omitted the fair value of all assets to be received by NAPICO;

o        placed limits on the  fairness  opinion issued  by Robert  A. Stanger &
         Co., Inc.;

o encouraged unitholders to rely on a fairness opinion which excluded Tens of Millions of Dollars of Undisclosed and Unspecified assets; and

o        seven other Materially False and Misleading statements.

Bond Purchase, L.L.C., while not a party to this lawsuit other than as a unitholder, agrees with the plaintiffs that NAPICO made Materially False and Misleading statements in its August 1998 Solicitation Statement.

NAPICO claimed in 1998 that they would "eventually" liquidate the Partnership. We are concerned that if the remaining assets are not fully disclosed or properly valued, when "eventually" occurs, unitholders may receive less than they deserve and may pay more in taxes.

      THE TIME HAS COME TO REPLACE NAPICO. THE TIME HAS COME FOR A CHANGE.

      Please cast your vote on the BLUE consent form and vote FOR a change.

                         |X| Vote FOR proposal number 1
                         |X| Vote FOR proposal number 2

Regardless of the number of units you hold, your vote is very important. We are receiving overwhelming support from your fellow limited partners who have voted. However, we still need your vote. Please take this opportunity to mark, sign, date and return the enclosed BLUE consent form in the postage paid return envelope. Alternatively, you may fax your consent form toll free to 1.866.470.4300.

       This letter is being mailed to limited partners on or about June 2, 2001.

       Thank you for your continued support.


                                                           Very Truly Yours,


                                                           Bond Purchase, L.L.C.

                               (Form of Consent)
                       Real Estate Associates Limited III
              a California Limited Partnership (the "Partnership")

                           CONSENT OF LIMITED PARTNER

          THIS CONSENT IS SOLICITED ON BEHALF OF BOND PURCHASE, L.L.C.

LIMITED PARTNERS WHO RETURN A SIGNED CONSENT BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH
MATTER.  THIS  CONSENT  IS  VALID  FROM THE DATE OF ITS  EXECUTION  UNLESS  DULY
REVOKED.

  THIS CONSENT CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF CONSENT.

The undersigned has received the Consent Solicitation Statement dated March 13, 2001 as amended April 30, 2001, ("Consent Solicitation Statement") by Bond Purchase, L.L.C., a Missouri limited liability company ("Bond Purchase."), seeking the approval by written consent of the following proposals:

(1)  the  removal  of  the  current  general  partners,   National   Partnership
Investments Corp., a California corporation and Coast Housing Investments Associates, a California limited partnership; and

(2) the continuation of the Partnership and the election of New G.P. as the new general partner of the Partnership (which is conditioned on the approval of proposal (1) above).

Each of the undersigned, by signing and returning this Consent, hereby constitutes and appoints Bond Purchase, acting through its officers and employees as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this Consent and the Consent Solicitation Statement or in order to implement an approved proposal; and hereby votes all limited partnership interests of the Partnership held of record by the undersigned as follows for the proposals set forth above, subject to the Consent Solicitation Statement.

            Proposal                            FOR       AGAINST       ABSTAIN

1. Removal of General Partners                  [ ]         [ ]           [ ]

2. Continuation of the Partnership  and         [ ]         [ ]           [ ]
   election of new general partner,  New G.P.

(Please sign exactly as your name appears on the Partnership's records. Joint owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others acting in representative capacity should indicate the capacity in which they sign and should give FULL title, and submit appropriate evidence of authority to execute the Consent)


                                            Dated: _______________________, 2001
                                                 (Important - please fill in)
[Limited Partner Name,
address and units held]
                              ___________________________________Signature/Title

                              ___________________________________Signature/Title

                              __________________________________Telephone Number